UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 7, 2018

Aviragen Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	001-35285	59-1212264
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2500 Northwinds Parkway, Suite 100 Alpharetta, GA		30009
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (678) 221-3350

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Amendment to the Merger Agreement

On February 7, 2018, Aviragen Therapeutics, Inc. (“Aviragen”), Vaxart, Inc. (“Vaxart”) and Agora Merger Sub, Inc. (“Merger Sub”) entered into Amendment No. 1 (the “Amendment”) to that certain Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), dated as of October 27, 2017, by and among Aviragen, Vaxart and Merger Sub, pursuant to which the parties agreed to amend the definition of “Exchange Ratio” (as defined in the Merger Agreement) to increase the Parent Valuation (as defined in the Merger Agreement) from $60,000,000 to $86,470,600. Under the amended exchange ratio formula, as of immediately after the merger of Merger Sub with and into Vaxart (the “Merger”), the former Vaxart securityholders are expected to own approximately 51% of the aggregate number of shares of Aviragen common stock issued and outstanding (the “Post-Closing Shares”), and the securityholders of Aviragen as of immediately prior to the Merger are expected to own approximately 49% of the aggregate number of Post-Closing Shares.

In connection with the Amendment, SC Fund Management LLC (“SC Fundamental”), the holder of 2,429,864 shares of Aviragen common stock as of the close of business on January 2, 2018, the record date for the special meeting of Aviragen stockholders, entered into a support agreement, dated as of February 7, 2018 (the “Support Agreement”), with Aviragen, Vaxart and Merger Sub, pursuant to which SC Fundamental irrevocably agreed to vote all of the shares held by it as of the record date in favor of the issuance of shares of Aviragen common stock to Vaxart’s securityholders pursuant to the Merger Agreement and the reverse stock split of Aviragen common stock contemplated by the Merger Agreement.

A copy of the Amendment is filed as Exhibit 2.1 to this Form 8-K. A copy of the Support Agreement is filed as Exhibit 2.2 to this Form 8-K.

Item 8.01	Other Events.

On February 7, 2018, Aviragen and Vaxart issued a joint press release announcing their entry into the Amendment. A copy of the press release is attached hereto as Exhibit 99.1.

Supplemental Disclosure

This Current Report on Form 8-K updates and supplements the proxy statement/prospectus/information statement (the “Proxy Statement/Prospectus/Information Statement”) included in the Registration Statement on Form S-4, File No. 333-222009, filed by Aviragen with the Securities and Exchange Commission (the “SEC”), declared effective by the SEC on December 29, 2017 and mailed by Aviragen to its stockholders on or about January 5, 2018. The information contained in this Form 8-K is incorporated by reference into the Proxy Statement/Prospectus/Information Statement and should be read in conjunction with the Proxy Statement/Prospectus/Information Statement. Capitalized terms used herein but not otherwise defined shall have the meaning ascribed to such terms in Proxy Statement/Prospectus/Information Statement. To the extent that information in this Form 8-K differs from or updates information contained in the Proxy Statement/Prospectus/Information Statement, this information in this Form 8-K shall supersede or supplement the information in the Proxy Statement/Prospectus/Information Statement, as applicable, unless the context otherwise requires:

●

all references to the “Agreement and Plan of Merger and Reorganization, dated as of October 27, 2017” or the “Merger Agreement” shall be deemed to refer, where applicable, to the Merger Agreement as amended by the Amendment;

●	all references to Annex A shall be deemed to refer, where applicable, to the Merger Agreement as amended by the Amendment;

●	all references to “0.3198” as such number pertains to the Exchange Ratio shall be deemed to refer, where applicable, to “0.221” after giving effect to the Amendment;

●

all references to “40%” as such percentage pertains to the approximate percentage ownership of the aggregate number of Post-Closing Shares held by Aviragen securityholders shall be deemed to refer, where applicable, to “49%” as a result of the merger and after giving effect to the Amendment;

●

all references to “60%” as such percentage pertains to the approximate percentage ownership of the aggregate number of Post-Closing Shares held by current Vaxart securityholders shall be deemed to refer, where applicable, to “51%” as a result of the merger and after giving effect to the Amendment;

●

reference to the fact that “affiliates of certain Vaxart directors and certain executive officers will also convert an aggregate of $33.6 million of unsecured subordinated convertible promissory notes, including accrued interest, into approximately 77.9 million shares of Vaxart common stock immediately prior to the closing of the merger pursuant to a note purchase agreement” shall be deemed to state that “affiliates of certain Vaxart directors and certain executive officers are required to convert an aggregate of $33.6 million of unsecured subordinated convertible promissory notes, including accrued interest, into approximately 77.9 million shares of Vaxart common stock immediately prior to the closing of the merger pursuant to a note purchase agreement”;

●

all references to “53.9%” as such percentage pertains to the beneficial ownership of the combined company of Vaxart’s directors, executive officers and principal stockholders immediately following the closing of the merger shall be deemed to refer, where applicable, to “42.9%” after giving effect to the Amendment;

●

all references to “less than 1% of the outstanding shares of Aviragen common stock” as such percentage pertains to the approximate percentage of Aviragen stockholders who have entered into support agreements with Aviragen, Merger Sub and Vaxart requiring such stockholders to vote in favor of the transactions contemplated by the Merger Agreement shall be deemed to refer, where applicable, to “approximately 7% of the outstanding shares of Aviragen common stock”;

●

all references to a special meeting date of “February 6, 2018” and “9:00 a.m., local time” shall be deemed to refer, where applicable, to “February 9, 2018” and “12:00 p.m., eastern standard time,” respectively, on account of the adjournment previously announced by Aviragen on February 6, 2018 in its Current Report on Form 8-K filed with the SEC on February 6, 2018 (the “Adjournment”) or such later time if subsequently further adjourned;

●	all references to the “Nasdaq Global Market” shall be deemed to refer, where applicable, to the “Nasdaq Capital Market”; and

●

all references to “February 5, 2018” shall be deemed to refer, where applicable, to “February 8, 2018,” as such date relates to the deadline by which votes must be received by telephone or Internet in order to be counted on account of the Adjournment.

The Merger Agreement

The section of the Proxy Statement/Prospectus/Information Statement titled “The Merger Agreement” is hereby supplemented as follows:

Amendment No. 1 to the Merger Agreement

On February 7, 2018, Aviragen, Vaxart and Merger Sub entered into Amendment No. 1 to the Merger Agreement (the “Amendment”), pursuant to which the parties agreed to amend the definition of “Exchange Ratio” to increase the Parent Valuation (as defined in the Merger Agreement) from $60,000,000 to $86,470,600. Under the amended Exchange Ratio formula in the Merger Agreement, as of immediately after the merger, the former Vaxart securityholders are expected to own approximately 51% of the aggregate number of Post-Closing Shares and the securityholders of Aviragen as of immediately prior to the merger are expected to own approximately 49% of the aggregate number of Post-Closing Shares. The foregoing is a summary of the material provisions of the Amendment, which was filed as Exhibit 2.1 to the Current Report on Form 8-K filed by Aviragen on February 7, 2018. The rights and obligations of Aviragen, Vaxart and Merger Sub under the original Merger Agreement and the Amendment are governed by the express terms and conditions of the original Merger Agreement, as modified by the Amendment, and not by this summary or any other information contained in this proxy statement/prospectus/information statement. Aviragen stockholders are urged to read the original Merger Agreement and the Amendment carefully and in their entirety as well as this proxy statement/prospectus/information statement before making any decisions about the merger, including with respect to the Stock Issuance Proposal.

Agreements Related to the Merger

The sections of the Proxy Statement/Prospectus/Information Statement titled “Prospectus Summary—Overview of the Merger Agreement and Agreements Related to the Merger Agreement—Support Agreements and Written Consent” and “The Merger—Aviragen Reasons for the Merger” are hereby supplemented as follows:

On February 6, 2018, the Aviragen board of directors unanimously:

●	approved and deemed advisable the Merger Agreement, as amended by the Amendment; and

●	recommended that Aviragen stockholders vote their shares in favor of the transactions contemplated by the Merger Agreement as amended by the Amendment.

Background of the Merger

The section of the Proxy Statement/Prospectus/Information Statement titled “The Merger—Background of the Merger” is hereby supplemented as follows:

On December 19, 2017, Dr. Latour, Dr. Patti and Mr. Colonnese met with members of SC Fundamental, LLC, or SC Fundamental, to discuss the benefits of the merger.

On December 29, 2017, Digirad Corporation, East Hill Management Company, LLC and Thomas M. Clay (collectively, the “CAS Group”) filed a Schedule 13D in respect of their shares of Parent Common Stock, in which the CAS Group indicated its opposition to the merger and called on Aviragen to call an annual meeting to elect directors.

On January 3, 2018, Digirad Corporation filed a verified complaint with the Court of Chancery of the State of Delaware seeking to compel Aviragen to hold an annual meeting of its stockholders for the purpose of electing directors.

On January 4, 2018, the Aviragen Board of Directors scheduled an annual meeting for the election of directors to take place on April 11, 2018 and set the record date for such meeting as the close of business on February 14, 2018.

On January 11, 2018, Aviragen received from the CAS Group a notice of nominations of individuals for election as directors at the annual meeting of Aviragen stockholders.

On January 12, 2018, the CAS Group filed a preliminary proxy statement with the SEC opposing Aviragen’s solicitation with respect to the Stock Issuance Proposal, Reverse Stock Split Proposal and the Adjournment Proposal, among other items.

On January 23, 2018, the CAS Group filed a definitive proxy statement with the SEC. Between January 23, 2018 and January 31, 2018, the CAS Group issued multiple press releases and solicited votes in opposition to the Stock Issuance Proposal, Reverse Stock Split Proposal and the Adjournment Proposal, among other items. During this period, Aviragen issued several press releases and solicited votes in support of the merger. In addition, representatives of Aviragen encouraged representatives of Vaxart to reach out to significant holders of Parent Common Stock to discuss the value of Vaxart’s technology and the merits of the merger.

On January 29, 2018, Dr. Latour emailed Peter Collery of SC Fundamental to gauge interest in the merger and afterwards had a brief telephone conversation with Mr. Collery.

On January 30, 2018, Dr. Latour had a call with David Hurwitz of SC Fundamental to discuss the benefits of the merger, including Vaxart’s influenza program.

On February 1, 2018, Dr. Latour and Mr. Collery had two brief calls to further discuss the merger.

On February 2, 2018, Dr. Latour and Mr. Collery had several calls further discussing the merger. In addition, Dr. Latour, Mr. Collery and Mr. Hurwitz had a call to discuss the influenza program and the competitive landscape. Also on February 2, 2018, SC Fundamental introduced Dr. Latour via email to Thomas Clay and Brian James, both of East Hill Management Company, LLC, or East Hill. Dr. Latour reached out to East Hill several times by phone and email, but East Hill never responded.

On February 3, 2018, Dr. Latour spoke by telephone with Mr. Collery of SC Fundamental about Vaxart’s capitalization.

On February 4, 2018, Dr. Latour again spoke with Mr. Collery of SC Fundamental about the potential benefits of the merger.

On February 5, 2018, there was a teleconference between Dr. Latour and Mr. Collery and Mr. Hurwitz to discuss the influenza program and Dr. Latour answered additional questions regarding Vaxart’s programs.

On that same day, Aviragen learned that the preliminary vote count approved the adjournment of the special meeting of stockholders in the event that there were not enough votes in favor of the Stock Issuance Proposal or the Reverse Stock Split Proposal. Also on that date, the Aviragen board of directors convened and directed that Dr. Patti, as the chairman of the special meeting, adjourn the special meeting unless the preliminary vote count was in favor of the Stock Issuance Proposal.

On February 6, 2018, the special meeting was adjourned to February 9, 2018, as there were not enough votes in favor of the Stock Issuance Proposal.

On that same day, Mr. Collery and Dr. Latour had a teleconference call during which Dr. Latour discussed Vaxart’s technology including the norovirus program, the influenza program, financing plans, and indications of value. Also on February 6, 2018, Dr. Latour provided SC Fundamental with data, as presented in this registration statement on Form S-4, relating to the phase 1 norovirus results.

Between February 6, 2018 and February 7, 2018, representatives of Aviragen and Vaxart discussed the terms of the Amendment and a support agreement pursuant to which SC Fundamental would irrevocably agree to vote all of the shares held by it as of the record date in favor of the Stock Issuance Proposal and the Reverse Stock Split Proposal.

The Special Meeting of Aviragen Stockholders; Certain Relationships and Related-Party Transactions

The following sections of the Proxy Statement/Prospectus/Information Statement included in the sections titled “The Special Meeting of Aviragen Stockholders— Interests of the Vaxart Directors and Executive Officers in the Merger” and “Certain Relationships and Related-Party Transactions—Vaxart” are hereby deleted and replaced as follows:

Dividend Payments

As of September 30, 2017, Vaxart had approximately $13.9 million of cumulative but unpaid accruing dividends to the holders of its Series B Preferred Stock and Series C Preferred Stock. Based on an assumed payment date of February 12, 2018, immediately prior to the closing of the merger, Vaxart expects to issue 25,785,970 shares of common stock in payment of approximately $14.9 million of cumulative accrued dividends on its Series B Preferred Stock and Series C Preferred Stock. The following table summarizes the expected payments to Vaxart’s executive officers, directors and holders of more than 5% of Vaxart’s capital stock immediately prior to the closing of the merger.

Name	Number of Additional Shares of Vaxart Common Stock
Entities affiliated with Care Capital(1)	20,847,732
Life Science Angel Investors III, LLC	1,278,503
Michael J. Finney, Ph.D.(2)	1,541,155
Sean N. Tucker, Ph.D.(3)	127,314

(1)

Includes Care Capital Investments III, LP and Care Capital Offshore Investments III, LP. Messrs. Leschly and Markham, each a member of the Vaxart board of directors, are the Chairman and Managing Partner, and a partner, respectively, of Care Capital, LLC.

(2)	Dr. Finney is a member of the Vaxart board of directors.

(3)	Includes notes purchased by Dr. Tucker and his spouse. Dr. Tucker is Vaxart’s Chief Scientific Officer and a member of the Vaxart board of directors.

Convertible Note Financing

In December 2014 and November 2015, Vaxart issued and sold convertible promissory notes in the aggregate principal amount of $29.4 million. Based on an assumed conversion date of February 12, 2018, the notes will convert into approximately 78,059,817 shares of common stock immediately prior to the closing of this merger. The notes carry an interest rate of 8% per annum. The following table summarizes purchases of the notes by Vaxart’s executive officers, directors and holders of more than 5% of Vaxart’s capital stock and the expected number of shares of Vaxart common stock to be issued upon conversion immediately prior to the closing of the merger.

Name	Aggregate Principal Amount of Notes	Number of Shares of Vaxart Common Stock
Entities affiliated with Care Capital(1)	$25,000,000	66,348,326
Life Science Angel Investors III, LLC	1,055,000	2,819,362
Michael J. Finney, Ph.D(2)	1,750,000	4,679,146
Sean N. Tucker, Ph.D.(3)	50,000	131,413

(1)

Includes notes purchased by Care Capital Investments III, LP and Care Capital Offshore Investments III, LP. Messrs. Leschly and Markham, each a member of the Vaxart board of directors, are the Chairman and Managing Partner, and a partner, respectively, of Care Capital, LLC.

(2)	Dr. Finney is a member of the Vaxart board of directors.

(3)	Includes notes purchased by Dr. Tucker and his spouse. Dr. Tucker is Vaxart’s Chief Scientific Officer and a member of the Vaxart board of directors.

Preferred Stock Anti-Dilution Adjustment

Pursuant to Vaxart’s existing amended and restated certificate of incorporation, the holders of Vaxart Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock are entitled to certain adjustments to the effective conversion price of the Series A Preferred Stock, Series B Preferred or Series C Preferred Stock in the event Vaxart issues or sells any shares of Vaxart’s capital stock at a price per share less than the applicable conversion price of the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock immediately prior to such issuance. As a result of the closing of this merger, and after giving effect to the issuance of the dividends and the conversion of the convertible notes (each as described above), the conversion price of Vaxart’s Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock will be adjusted such that the shares will be convertible into approximately 1.095, 1.15 and 1.15 shares of Vaxart common stock, respectively.

Assuming the closing of the merger occurs on February 12, 2018, the following table shows the effect of the anti-dilution adjustment in terms of additional number of shares of Vaxart common stock that would be issuable to Vaxart executive officers, directors and holders of more than 5% of Vaxart capital stock. Such shares will not actually be issued to these parties and will instead be reflected in the number of shares of Aviragen common stock to be received by such parties in the merger.

Name	Number of Additional Shares of Vaxart Common Stock
Entities affiliated with Care Capital(1)	6,771,814
Life Science Angel Investors III, LLC	527,985
Michael J. Finney, Ph.D.(2)	589,097
Sean N. Tucker, Ph.D.(3)	67,100

(1)

Includes shares that would be issuable to Care Capital Investments III, LP and Care Capital Offshore Investments III, LP. Messrs. Leschly and Markham, each a member of the Vaxart board of directors, are the Chairman and Managing Partner, and a partner, respectively, of Care Capital, LLC.

(2)	Dr. Finney is a member of the Vaxart board of directors.
(3)	Includes shares that would be issuable to Dr. Tucker and his spouse. Dr. Tucker is Vaxart’s Chief Scientific Officer and a member of the Vaxart board of directors.

Principal Stockholders of the Combined Company

The section titled “Principal Stockholders of the Combined Company” is hereby deleted and replaced with the following:

PRINCIPAL STOCKHOLDERS OF THE COMBINED COMPANY

Except where specifically noted, the following information and all other information contained in this proxy statement/prospectus/information statement do not give effect to the reverse stock split described in the Reverse Stock Split Proposal.

The following table sets forth information with respect to the beneficial ownership of the combined company’s common stock immediately after the closing of the merger, assuming the closing of the merger occurs on February 12, 2018 by:

●	each person, or group of affiliated persons, expected by Aviragen and Vaxart to become the beneficial owner of more than 5% of the outstanding common stock of the combined company;

●	each executive officer and director of the combined company; and

●	all of the combined company’s executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including options that are exercisable within 60 days of February 7, 2018. Shares of common stock issuable pursuant to stock options are deemed outstanding for computing the percentage of the person holding such options and the percentage of any group of which the person is a member but are not deemed outstanding for computing the percentage of any other person. Except as indicated by the footnotes below, the combined company believes, based on the information furnished to it, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown that they beneficially own, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose, including for purposes of Section 13(d) and 13(g) of the Securities Act.

The percentage of shares beneficially owned is based on 82,007,157 shares of common stock expected to be outstanding upon the closing of the merger, excluding the effect of the reserve stock split, if approved, adjusted as required by the rules promulgated by the SEC to determine beneficial ownership. Neither Aviragen nor Vaxart know of any arrangements, including any pledge by any person of securities of the combined company.

Immediately after the closing of the merger, based on the exchange ratio, Vaxart stockholders, warrantholders and optionholders will own approximately 51% of the fully-diluted common stock of the combined companies with Aviragen stockholders and optionholders holding approximately 49% of the fully-diluted common stock of the combined company. The following table and the related notes assume that, at the Effective Time, each share of Vaxart common stock will convert into the right to receive approximately 0.221 shares of Aviragen common stock based on the closing price of $0.62 of Aviragen common stock of February 6, 2018 and to account for the occurrence of certain events discussed elsewhere in this proxy statement/prospectus/information statement. The estimated exchange ratio calculation used herein is based upon Aviragen's and Vaxart's capitalization immediately prior to the date of this proxy statement/prospectus/information statement, and will be adjusted to account for the issuance of any additional shares of Aviragen and Vaxart's common stock prior to the closing of the merger. See "The Merger Agreement—Merger Consideration" for more information regarding the exchange ratio.

Except as indicated in footnotes to this table, Aviragen and Vaxart believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock of the combined company shown as beneficially owned by them, based on information provided to Aviragen and Vaxart by such stockholders and subject to community property laws where applicable.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Vaxart, Inc., 385 Oyster Point Blvd., Suite 9A, South San Francisco, California 94080.

	Beneficial Ownership (1)
Name of Beneficial Owner	Shares	%
Greater than 5% Stockholders:
Entities affiliated with Care Capital (2)	30,781,317	37.5
Executive Officers and Directors:
Geoffrey F. Cox, Ph.D. (3)	76,666	*
Michael J. Finney, Ph.D. (4)	2,517,755	3.1
John M. Harland (5)	180,000	*
Jan Leschly (6)	30,781,317	37.5
Wouter W. Latour, M.D. (7)	657,873	*
David Liebowitz, M.D., Ph.D. (8)	253,585	*
Richard J. Markham (9)	30,781,317	37.5
John P. Richard (10)	85,000	*
Sean N. Tucker, Ph.D. (11)	1,237,489	1.5
Anne M. VanLent (12)	120,000	*

All executive officers and directors as a group (10 persons)	35,909,685	42.9

* Represents beneficial ownership of less than one percent.

(1)

The number of shares for each beneficial owner includes: (a) the conversion of all outstanding shares of Vaxart’s Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock into shares of Aviragen common stock, (b) the accrued cumulative dividend on Vaxart’s Series B Preferred Stock and Series C Preferred Stock payable in shares of Vaxart common stock upon the conversion of the Series B Preferred Stock and Series C Preferred Stock , (c) the conversion of Vaxart’s outstanding principal and accrued interest on the unsecured subordinated convertible notes into shares of Vaxart common stock and (d) the adjustment to the conversion ratios for Vaxart’s Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock based on an anti-dilution adjustment, which will take effect immediately prior to the closing of the merger. See the sections titled "Market Price and Dividend Information—Dividend Policy," "The Merger Agreement—Treatment of Vaxart Stock Options and Warrant" and "The Merger—Interests of the Vaxart Directors and Executive Officers in the Merger" for more information.

(2)

Includes (a) 30,275,706 shares held by Care Capital Investments III, LP and (b) 505,611 shares held by Care Capital Offshore Investments III, LP. The number of shares beneficially owned after this offering assumes the issuance of an aggregate of 4,615,515 shares of common stock in payment of cumulative accrued dividends and the issuance of 14,688,971 shares of common stock upon the conversion of convertible promissory notes. Mr. Leschly, a member of the Vaxart board of directors, is the Chairman and Managing Partner of Care Capital. Mr. Markham, a member of the Vaxart board of directors, is a partner of Care Capital. The address for each of these entities is P.O. Box 792 Pennington, New Jersey 08534.

(3)	Consists of 76,666 shares issuable pursuant to stock options exercisable within 60 days of February 7, 2018.

(4)

The number of shares beneficially owned after the closing of the merger assumes the issuance of an aggregate of 341,198 shares of common stock in payment of cumulative accrued dividends and the issuance of 1,035,924 shares of common stock upon the conversion of convertible promissory notes.

(5)	Consists of 180,000 shares issuable pursuant to stock options exercisable within 60 days of February 7, 2018.

(6)

Mr. Leschly, a member of the Vaxart board of directors, is the Chairman and Managing Partner of Care Capital. See footnote (2). Mr. Leschly disclaims beneficial ownership of the shares held by Care Capital except to the extent of his pecuniary interest therein.

(7)	Consists of 657,873 shares issuable pursuant to stock options exercisable within 60 days of February 7, 2018.

(8)	Consists of 253,585 shares issuable pursuant to stock options exercisable within 60 days of February 7, 2018.

(9)

Mr. Markham, a member of the Vaxart board of directors, is a partner of Care Capital. See footnote (2). Mr. Markham disclaims beneficial ownership of the shares held by Care Capital except to the extent of his pecuniary interest therein.

(10)	Consists of 85,000 shares issuable pursuant to stock options exercisable within 60 days of February 7, 2018.

(11)

Includes (a) 471,564 shares held directly by Dr. Tucker, (b) 217,701 shares held by Frances Chang and Sean Tucker and (c) 456,489 shares issuable pursuant to stock options exercisable within 60 days of February 7, 2018. The number of shares beneficially owned after this offering assumes the issuance of an aggregate of 28,186 shares of common stock in payment of cumulative accrued dividends and the issuance of 29,093 shares of common stock upon the conversion of convertible promissory notes.

(12)	Consists of 85,000 shares issuable pursuant to stock options exercisable within 60 days of February 7, 2018.

Selected Historical and Unaudited Pro Forma Condensed Combined Financial Information and Data

The table titled “Unaudited Pro Forma Condensed Combined Statements of Operations (in millions, except per share amounts)” set forth on page 22 of the section of the Proxy Statement/Prospectus/Information Statement titled “Selected Historical and Unaudited Pro Form Condensed Combined Financial Information and Data—Selected Unaudited Pro Forma Condensed Combined Financial Data of Aviragen and Vaxart” is hereby replaced in its entirety with the following:

	Nine Months Ended	Year Ended
	September 30, 2017	December 31, 2016

Unaudited Pro Forma Condensed Combined Statements of Operations (in millions, except per share amounts):
Revenue	$10.2	$17.9
Total operating expenses	$33.5	$63.9
Net loss	$(24.9)	$(47.2)
Basic and diluted net loss per common share	$(0.32)	$(0.60)

The table set forth on page 22 of the section of the Proxy Statement/Prospectus/Information Statement titled “Selected Historical and Unaudited Pro Form Condensed Combined Financial Information and Data—Comparative Historical and Unaudited Pro Form per Share Data” is hereby replaced in its entirety with the following:

	Nine Months Ended September 30, 2017	Year Ended December 31, 2016
Aviragen Historical Per Common Share Data:
Basic and diluted net loss per share	$(0.40)	$(0.81)
Book value per share	$0.36	$0.72
Vaxart Historical Per Common Share Data:
Basic and diluted net loss per share	$(1.58)	$(2.86)
Book value per share	$(5.61)	$(4.40)
Combined Company Per Common Share Data:
Basic and diluted net loss per share	$(0.32)	$(0.60)
Book value per share	$0.42	N/A

The table titled “Unaudited Pro Forma Condensed Combined Balance Sheet September 30, 2017 (in millions)” set forth on page 213 of the section of the Proxy Statement/Prospectus/Information Statement titled “Unaudited Pro Forma Condensed Combined Financial Statements” is hereby replaced in its entirety with the following:

	Vaxart	Aviragen	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$1.9	$19.6	$-		$21.5
Receivables	0.3	-	-		0.3
Non-cash receivable	-	0.1	(0.1)	B	-
Short-term investments	3.4	14.5	-		17.9
Prepaid expenses and other current assets	0.3	0.3	-		0.6

Total current assets	5.9	34.5	(0.1)		40.3

Property and equipment, net	0.8	0.2	-		1.0
Intangible assets	-	-	23.9	C	23.9

Total assets	$6.7	$34.7	$23.8		$65.2

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$0.8	$1.3	$-		$2.1
Accrued and other current liabilities	1.8	2.2	5.8	A	9.8
Note payable	-	0.2	-		0.2
Liability related to sale of future royalty	-	1.5	-		1.5
Secured promissory note, current	1.1	-	-		1.1
Total current liabilities:	3.7	5.2	5.8		14.7

Note payable	-	0.1	-		0.1
Liability related to sale of future royalty	-	15.4	(2.4)	B	13.0
Convertible promissory note – related party	34.6	-	(34.6)	D	-
Embedded derivative liability	2.4	-	(2.4)	D	-
Secured promissory note, long-term	3.8	-	-		3.8
Other liabilities	-	0.1	-		0.1

Total liabilities	44.5	20.8	(33.6)		31.7

Stockholders’ equity (deficit):
Common stock	-	3.9	4.0	E	7.9
Additional paid-in capital	41.1	160.1	(144.0)	E	94.2
			37.0	D
Accumulated other comprehensive income	-	19.0	(19.0)	E	-
Accumulated deficit	(78.9)	(169.1)	169.1	E	(68.6)
			(3.5)	A
			13.8	H

Total stockholders’ equity (deficit)	(37.8)	13.9	57.4		33.5

Total liabilities and stockholders’ equity	$6.7	$34.7	$23.8		$65.2

The table titled “Unaudited Pro Forma Condensed Combined Statement of Operations For the Year Ended December 31, 2016 (in millions, except share and per share data)” set forth on page 214 of the section of the Proxy Statement/Prospectus/Information Statement titled “Unaudited Pro Forma Condensed Combined Financial Statements” is hereby replaced in its entirety with the following:

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2016
(in millions, except share and per share data)

	Vaxart	Aviragen	Pro Forma Adjustments		Pro Forma Combined
Revenue:
Royalty revenue	$-	$7.3	$-		$7.3
Non-cash royalty revenue	-	2.5	-		2.5
Revenue from government contract	8.1	-	-		8.1
Total revenue	8.1	9.8	-		17.9
Operating expense:
Research and development	17.6	32.3	-		49.9
Amortization of intangible assets	-	-	3.2	C	3.2
General and administrative	3.2	7.9	-		11.1
Foreign exchange gain, net	-	(0.3)	-		(0.3)
Total operating expense	20.8	39.9	3.2		63.9
Loss from operations	(12.7)	(30.1)	(3.2)		(46.0)
Other income (expense):
Interest and other income, net	-	0.1	-		0.1
Interest expense	(3.9)	-	3.9	D	-
Change in fair value of financial instruments	0.2	-	(0.2)	D	-
Non-cash interest expense	-	(1.2)	-		(1.2)
Total other income (expense), net	(3.7)	(1.1)	3.7		(1.1)
Net loss before provision for income taxes	(16.4)	(31.2)	0.5		(47.1)
Income tax expense	-	(0.1)	-		(0.1)
Net loss	$(16.4)	$(31.3)	$0.5		$(47.2)

Net loss attributable to common stockholders	$(19.2)	$(31.3)	$3.3	D	$(47.2)

Basic and diluted loss per share	$(2.86)	$(0.81)			$(0.60)
Basic and diluted weighted average shares outstanding	6,734,912	38,640,438			78,867,195	G

The table titled “Unaudited Pro Forma Condensed Combined Statement of Operations For the Nine Months Ended September 30, 2017 (in millions, except share and per share data)” set forth on page 215 of the section of the Proxy Statement/Prospectus/Information Statement titled “Unaudited Pro Forma Condensed Combined Financial Statements” is hereby replaced in its entirety with the following:

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Nine Months Ended September 30, 2017
(in millions, except share and per share data)

	Vaxart	Aviragen	Pro Forma Adjustments		Pro Forma Combined
Revenue:
Royalty revenue	$-	$4.1	$-		$4.1
Non-cash royalty revenue	-	1.0	-		1.0
Revenue from government contract	5.1	-	-		5.1
Total revenue	5.1	5.1	-		10.2
Operating expense:
Research and development	10.4	13.3	-		23.7
Amortization of intangible assets	-	-	2.4	C	2.4
General and administrative	2.0	6.0	(0.7)	F	7.3
Foreign exchange loss, net	-	0.1	-		0.1
Total operating expense	12.4	19.4	1.7		33.5
Loss from operations	(7.3)	(14.3)	(1.7)		(23.3)
Other income (expense):
Interest and other income, net	0.1	0.2	-		0.3
Interest expense	(2.3)	-	1.9	D	(0.4)
Change in fair value of financial instruments	1.0	-	(1.0)	D	-
Non-cash interest expense	-	(1.3)	-		(1.3)
Total other income (expense), net	(1.2)	(1.1)	0.9		(1.4)
Net loss before provision for income taxes	(8.5)	(15.4)	(0.8)		(24.7)
Income tax expense	-	(0.2)	-		(0.2)
Net loss	$(8.5)	$(15.6)	$(0.8)		$(24.9)

Net loss attributable to common stockholders	$(10.7)	$(15.6)	$1.4	D	$(24.9)

Basic and diluted loss per share	$(1.58)	$(0.40)			$(0.32)
Basic and diluted weighted average shares outstanding	6,738,292	38,648,630			78,875,387	G

References to “$22.8 million” and “$0.59” as such terms pertain to the estimated purchase price and the assumed per share price of Aviragen stock, respectively, as set forth in Note 2 on page 216 of the section of the Proxy Statement/Prospectus/Information Statement titled “Notes to the Unaudited Pro Forma Condensed Combined Financial Information” are hereby deemed to refer to “$24.0 million” and “$0.62,” respectively.

Reference to “December 19, 2017” set forth in footnote 2 of the table set forth in Note 2 on page 217 of the Proxy Statement/Prospectus/Information Statement titled “Notes to the Unaudited Pro Forma Condensed Combined Financial Information” is hereby deemed to refer to “February 6, 2018.”

The disclosure set forth in Note 2 on page 217 of the Proxy Statement/Prospectus/Information Statement titled “Notes to the Unaudited Pro Forma Condensed Combined Financial Information” after footnote 2 of the is hereby replaced in its entirety by the following:

The following table illustrates the effect of changes in Aviragen common stock price and the resulting impact on the estimated total purchase price and estimated bargain purchase gain (in millions except for share and per share amounts):

Change in stock price	Stock price	Estimated purchase price	Estimated bargain purchase gain
Increase of 10%	$0.68	$26.3	$11.5
Decrease of 10%	$0.56	$21.6	$16.2
Increase of 30%	$0.81	$31.3	$6.5
Decrease of 30%	$0.43	$16.6	$21.2
Increase of 50%	$0.93	$35.9	$1.9
Decrease of 50%	$0.31	$12.0	$25.8

The number of shares of common stock Aviragen will issue to Vaxart stockholders, for purposes of this unaudited pro forma condensed combined financial information, is calculated pursuant to the terms of the Merger Agreement based on Aviragen common stock outstanding as of September 30, 2017, as follows:

Shares of Aviragen Common Stock outstanding as of September 30, 2017	38,649,237
Divided by the assumed percentage of Aviragen ownership of combined company	49%
Estimated adjusted total shares of common stock of combined company	78,875,994
Multiplied by the assumed percentage of Vaxart ownership of combined company	51%
Estimated shares of Aviragen common stock issued to Vaxart upon closing of transaction	40,226,757

The excess of the estimated fair values of net assets acquired over the acquisition consideration paid will be recorded as a bargain purchase gain in the condensed combined statement of operations. The bargain purchase gain has not been reflected in the unaudited pro forma condensed combined statements of operations as it is directly attributable to the transaction and will not have a continuing impact on the operating results of the combined company.

The allocation of the total preliminary estimated purchase price to the acquired assets and assumed liabilities of Aviragen, based on the estimated fair values as of September 30, 2017, is as follows (in millions):

Cash, cash equivalents and marketable securities	$34.1
Prepaid expenses and other assets	0.5
Intangible assets	23.9
Accounts payable, accrued expenses and other liabilities	(20.7)

Net assets acquired	37.8
Less: estimated purchase price	24.0

Bargain purchase gain	$13.8

Item “G” of the pro forma adjustments, based on preliminary estimates that may change significantly as additional information is obtained set forth on page 218 of the Proxy Statement/Prospectus/Information Statement titled “Notes to the Unaudited Pro Forma Condensed Combined Financial Information” is hereby replaced in its entirety by the following:

G.	Reflects the increase in the weighted average shares in connection with the issuance of common shares to finance the transaction. The table presents these pro forma share adjustments as follows:

	Nine months ended September 30, 2017	For the Year ended December 31, 2016
Weighted average shares outstanding	38,648,630	38,640,438
Issuance of additional shares to finance the transaction	40,226,757	40,226,757
Pro forma combined weighted average shares outstanding	78,875,387	78,867,195

Aviragen Quarterly Report for the Quarterly Period Ended December 31, 2017

On February 6, 2018, Aviragen filed its quarterly report on Form 10-Q for the quarterly period ended December 31, 2017, a copy of which is attached to this supplement as Appendix A.

Forward-Looking Statements

This communication contains forward-looking statements (including within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended, and Section 27A of the United States Securities Act of 1933, as amended) concerning Aviragen, Vaxart, the Merger and other matters. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of the management of Aviragen, as well as assumptions made by, and information currently available to, management. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” “intend,” and other similar expressions among others. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: our expectations as to when top-line safety and efficacy data for BTA074 (teslexivir) are expected; our expectations related to the direct-acting antiviral mechanism of action of teslexivir; the risk that the conditions to the closing of the Merger are not satisfied, including the failure to timely or at all obtain stockholder approval for the Merger; uncertainties as to the timing of the consummation of the Merger and the ability of each of Aviragen and Vaxart to consummate the Merger; risks related to Aviragen’s ability to correctly estimate its operating expenses and its expenses associated with the Merger; risks related to the market price of Aviragen’s common stock relative to the exchange ratio; the ability of Aviragen or Vaxart to protect their respective intellectual property rights; competitive responses to the Merger; unexpected costs, charges or expenses resulting from the Merger; potential adverse reactions or changes to business relationships resulting from the announcement or completion of the Merger; provisions in certificate of incorporation, bylaws and laws of Delaware containing provisions that could delay or discourage a change in control of the Company; and legislative, regulatory, political and economic developments. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the risk factors included in Aviragen’s most recent Annual Report on Form 10-K, and Aviragen’s recent Quarterly Report on Form 10-Q and Current Reports on Form 8-K filed with the SEC. Aviragen can give no assurance that the conditions to the Merger will be satisfied. Except as required by applicable law, Aviragen undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

No Offer or Solicitation

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote in any jurisdiction pursuant to the Merger or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the United States Securities Act of 1933, as amended. Subject to certain exceptions to be approved by the relevant regulators or certain facts to be ascertained, the public offer will not be made directly or indirectly, in or into any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction, or by use of the mails or by any means or instrumentality (including without limitation, facsimile transmission, telephone and the internet) of interstate or foreign commerce, or any facility of a national securities exchange, of any such jurisdiction.

Important Additional Information Filed with the SEC

In connection with the proposed transaction between Aviragen and Vaxart, Aviragen has filed relevant materials with the SEC, including a registration statement that contains a proxy statement and prospectus. AVIRAGEN URGES INVESTORS AND STOCKHOLDERS TO READ THESE MATERIALS CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT AVIRAGEN, THE MERGER AND RELATED MATTERS. Investors and shareholders may obtain free copies of the proxy statement, prospectus and other documents filed by Aviragen with the SEC through the website maintained by the SEC at www.sec.gov. In addition, investors and shareholders will be able to obtain free copies of the proxy statement, prospectus and other documents filed by Aviragen with the SEC by contacting Aviragen Therapeutics, Inc., 2500 Northwinds Parkway, Suite 100, Alpharetta, Georgia 30009, Attention: Corporate Secretary or delivered via e-mail to investors@aviragentherapeutics.com. Investors and stockholders are urged to read the proxy statement, prospectus and the other relevant materials before making any voting or investment decision with respect to the Merger.

Participants in the Solicitation

Aviragen and Vaxart, and each of their respective directors and executive officers and certain of their other members of management and employees, may be deemed to be participants in the solicitation of proxies in connection with the Merger. Information about Aviragen’s directors and executive officers is included in Aviragen’s Annual Report on Form 10-K for the year ended June 30, 2017, filed with the SEC on September 1, 2017, and the Form 10-K/A filed with the SEC on October 20, 2017. Additional information regarding these persons and their interests in the Merger will be included in the proxy statement relating to the Merger when it is filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

Item 9.01	Financial Statements and Exhibits.

Reference is made to the Exhibit Index included with this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aviragen Therapeutics, Inc.

Date: February 7, 2018	/s/ Joseph M Patti
	Name:	Joseph M Patti
	Title:	Chief Executive Officer and President
(Duly Authorized Officer)

EXHIBIT INDEX

Exhibit No.	Description

2.1	Amendment No. 1 to the Agreement and Plan of Merger and Reorganization, dated as of February 7, 2018, by and among Aviragen Therapeutics, Inc., Vaxart, Inc. and Agora Merger Sub, Inc.

2.2	Support Agreement, dated as of February 7, 2018, by and among Aviragen Therapeutics, Inc., Vaxart, Inc., Agora Merger Sub, Inc. and SC Fund Management LLC

99.1	Press release dated February 7, 2018

Appendix A

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the quarterly period ended December 31, 2017

or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from to

Commission file number: 001-35285

Aviragen Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	59-1212264
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2500 Northwinds Parkway, Suite 100, Alpharetta, GA 30009

(Address of principal executive offices, including zip code)

(678) 221 3343
(Registrant’s telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes   ☒     No    ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§ 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes   ☒     No    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act). Yes   ☐     No    ☒

APPLICABLE ONLY TO ISSUERS INVOLVED IN BANKRUPTCY PROCEEDINGS DURING THE PRECEDING FIVE YEARS:

Indicate by check mark whether the registrant has filed all documents and reports required to be filed by Section 12, 13 or 15(d) of the Securities Exchange Act of 1934 subsequent to the distribution of securities under a plan confirmed by a court. Yes   ☐     No    ☒

The number of shares outstanding of the registrant’s common stock, par value $0.10 per share at February 5, 2018 was 38,649,237 shares.

PART I. FINANCIAL INFORMATION

ITEM 1. Financial Statements

Aviragen Therapeutics, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

(in millions, except share amounts)

	December 31, 2017	June 30, 2017

ASSETS
Current assets:
Cash and cash equivalents	$29.4	$17.7
Short-term investments	-	20.9
Accounts receivable, net of allowance	2.5	0.6
Prepaid and other current assets	0.5	0.7
Total current assets	32.4	39.9
Non-current assets:
Property and equipment, net	0.2	0.2
Total assets	$32.6	$40.1

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1.7	$1.4
Accrued expenses	2.5	2.9
Short-term note payable	0.3	0.2
Liability related to sale of future royalties, current portion	1.2	1.4
Total current liabilities	5.7	5.9
Non-current liabilities:
Long-term note payable, net of current portion	-	0.1
Liability related to sale of future royalties, net of current portion	16.0	15.3
Other long-term liabilities, net of current portion	0.1	0.1
Total liabilities	21.8	21.4

Commitments and contingencies	-	-
Stockholders’ equity:
Preferred stock, $0.10 par value: 5,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $0.10 par value: 200,000,000 shares authorized; 38,649,237 shares issued and outstanding at December 31, 2017 and June 30, 2017	3.9	3.9
Additional paid-in capital	160.4	159.6
Accumulated other comprehensive income	19.0	19.0
Accumulated deficit	(172.5)	(163.8)
Total stockholders’ equity	10.8	18.7
Total liabilities and stockholders’ equity	$32.6	$40.1

The accompanying notes are an integral part of these condensed consolidated financial statements.

Aviragen Therapeutics, Inc.

Condensed Consolidated Statements of Operations

(unaudited)
(in millions, except share and per share amounts)

	Three Months Ended December 31,		Six Months Ended December 31,
	2017	2016	2017	2016
Revenue:
Royalty revenue	$-	$1.5	$-	$1.6
Non-cash royalty revenue related to the sale of future royalties	2.7	2.3	2.8	2.3
Total revenue	2.7	3.8	2.8	3.9

Operating expense:
Research and development	2.5	10.2	5.3	17.8
General and administrative	3.1	2.1	5.4	4.3
Foreign exchange (gain) loss, net	-	0.1	-	-
Total operating expense	5.6	12.4	10.7	22.1
Loss from operations	(2.9)	(8.6)	(7.9)	(18.2)
Other (expense) income:
Non-cash interest expense on liability related to sale of future royalties	(0.4)	(0.5)	(0.8)	(0.9)
Interest income	-	0.1	0.1	0.1
Total other (expense) income	(0.4)	(0.4)	(0.7)	(0.8)

Loss before tax	(3.3)	(9.0)	(8.6)	(19.0)
Income tax expense	0.1	0.1	0.1	0.1
Net loss	$(3.4)	$(9.1)	$(8.7)	$(19.1)

Basic and diluted net loss per share	$(0.09)	$(0.24)	$(0.23)	$(0.49)

Basic and diluted weighted-average shares outstanding	38,649,237	38,640,487	38,649,237	38,640,487

The accompanying notes are an integral part of the condensed consolidated financial statements.

Aviragen Therapeutics, Inc.

Condensed Consolidated Statement of Stockholders’ Equity
(unaudited)
(in millions, except for share amounts)

	Common Stock				Accumulated
	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Other Comprehensive Income	Total Stockholders’ Equity
Balances at June 30, 2017	38,649,237	$3.9	$159.6	$(163.8)	$19.0	$18.7
Net loss	-	-	-	(8.7)	-	(8.7)
Share-based compensation	-	-	0.8	-	-	0.8
Balances at December 31, 2017	38,649,237	$3.9	$160.4	$(172.5)	$19.0	$10.8

The accompanying notes are an integral part of these condensed consolidated financial statements.

Aviragen Therapeutics, Inc.

Condensed Consolidated Statements of Cash Flows

(unaudited)
(in millions)

	Six Months Ended December 31,
	2017	2016

Cash flows from operating activities:
Net loss	$(8.7)	$(19.1)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation	0.8	0.9
Non-cash interest expense related to sale of future royalties	0.8	0.9
Non-cash royalty revenue related to sale of future royalties, net of withholding tax	(2.7)	(2.3)

Change in operating assets and liabilities:
Accounts receivables	0.3	(1.4)
Prepaid expenses and other current assets	0.2	(0.1)
Accounts payable and accrued expenses	0.1	1.4

Net cash used in operating activities	(9.2)	(19.7)

Cash flows from investing activities:
Purchases of short and long-term investments	(7.0)	(8.4)
Maturities of short-term investments	27.9	16.6

Net cash provided by investing activities	20.9	8.2

Cash flows from financing activities:
Payment on note payable	-	(0.1)

Net cash used in financing activities	-	(0.1)

Increase (decrease) in cash and cash equivalents	11.7	(11.6)
Cash and cash equivalents at beginning of period	17.7	49.7

Cash and cash equivalents at end of period	$29.4	$38.1

The accompanying notes are an integral part of these condensed consolidated financial statements.

Aviragen Therapeutics, Inc.

Notes to the Condensed Consolidated Financial Statements (unaudited)
(for the quarterly period ended December 31, 2017)

1)	Company Overview

Aviragen Therapeutics, Inc., together with its wholly owned subsidiaries (“Aviragen”, or the “Company”) is a biopharmaceutical company focused on the discovery and development of direct-acting antivirals to treat infections that have limited therapeutic options and affect a significant number of patients globally. The Company has three Phase 2 clinical stage compounds: BTA074 (teslexivir), an antiviral treatment for condyloma caused by human papillomavirus types 6 & 11; vapendavir, a capsid inhibitor for the prevention or treatment of rhinovirus upper respiratory infections; and BTA585 (enzaplatovir), a fusion protein inhibitor in development for the treatment of respiratory syncytial virus (RSV) infections. The Company also has a preclinical RSV non-fusion inhibitor program. The Company is incorporated in the state of Delaware and its corporate headquarters are located in Alpharetta, Georgia.

Although several of the Company’s influenza product candidates have been successfully developed and commercialized to-date by other larger pharmaceutical companies under collaboration, license or commercialization agreements with the Company, it has not independently developed or received regulatory approval for any product candidate, and the Company does not currently have any sales, marketing or commercial capabilities. Therefore, it is possible that the Company may not successfully derive any significant product revenues from any product candidates that it is developing now, or may develop in the future. The Company expects to incur losses for the foreseeable future as it intends to support the clinical and preclinical development of its product candidates.

On October 30, 2017, the Company announced that it had entered into a definitive Agreement and Plan of Merger and Reorganization dated as of October 27, 2017, among the Company, Agora Merger Sub, Inc. and Vaxart, Inc. (the “Merger Agreement”) pursuant to which Vaxart, a privately-held clinical-stage company focused on developing oral recombinant vaccines from its proprietary delivery platform, would become a wholly-owned subsidiary of the Company (the “Merger”). This transaction marks the culmination of the Company’s Strategic Review process which was initiated in April. The Merger will result in a clinical-stage pharmaceutical company focused on developing Vaxart’s oral recombinant vaccines and Aviragen’s direct-acting antivirals to treat infections that have limited therapeutic options.

The exchange ratio in the merger agreement was determined by Vaxart assigning $60,000,000 in value to Aviragen for its financial and clinical assets, and $90,000,000 in value for its own assets. On a pro forma basis after giving effect to the number of shares of Aviragen common stock that will be issued to Vaxart security holders in the Merger and assuming no adjustments for cash balances as provided for in the Merger Agreement, current Vaxart security holders will own approximately 60% of the combined company and current Aviragen security holders will own approximately 40% of the combined company. The transaction has been approved by the boards of directors of both companies. The Merger is expected to close in February 2018, subject to the approval of the stockholders of each company as well as other customary conditions. Upon closing of the Merger, the name of the combined company will become Vaxart, Inc. and shares of the combined company are expected to continue trading on the NASDAQ Capital Market under the proposed ticker symbol VXRT. Wouter Latour, M.D., Chief Executive Officer of Vaxart, will serve as Chief Executive Officer of the combined company.

At the end of the quarter, a small group of dissident stockholders, who call themselves the Concerned Aviragen Shareholders (“CAS”) Group, launched a proxy contest against the proposed merger with Vaxart and are seeking an opportunity to nominate individuals for election to the Company’s Board at the upcoming Annual Meeting.  The Company continues to believe the proposed merger with Vaxart is the best possible strategic alternative, and together, Aviragen and Vaxart will have the potential to create meaningful value for stockholders.

Prior to the completion of the proposed merger, the Company plans to continue to finance its operations with existing cash, cash equivalents and investments.

(2)	Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. All material adjustments considered necessary for a fair presentation have been included. Certain information and footnote disclosure normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to instructions, rules and regulations prescribed by the U.S. Securities and Exchange Commission (“SEC”). Except as disclosed herein, there has been no material change in the information disclosed in the notes to the condensed consolidated financial statements included in the Company’s Annual Report on Form 10-K that was filed with the SEC on September 1, 2017.

The unaudited interim condensed consolidated financial statements include the accounts of the Company and all of its wholly owned subsidiaries. All inter-company transactions and balances are eliminated in consolidation.

Operating results for the three and six months ended December 31, 2017 are not necessarily indicative of those in future quarters or the annual results that may be expected for the Company’s fiscal year ending June 30, 2018. For a more complete discussion of the Company’s significant accounting policies and other information, this report should be read in conjunction with the consolidated financial statements for the fiscal year ended June 30, 2017 included in the Company’s Annual Report on Form 10-K.

The Company’s significant accounting policies have not changed since June 30, 2017.

Recently Issued Accounting Standards

In May 2014, the FASB issued authoritative accounting guidance related to revenue from contracts with customers. This guidance is a comprehensive new revenue recognition model that requires a company to recognize revenue to depict the transfer of goods or services to a customer at an amount that reflects the consideration it expects to receive in exchange for those goods or services. This guidance is effective for annual reporting periods beginning after December 15, 2017. Accordingly, the Company will adopt this guidance on July 1, 2018. Companies may use either a full retrospective or a modified retrospective approach to adopt this guidance. The Company is evaluating which transition approach to use and its impact, if any, on its consolidated financial statements.

In January 2016, the FASB issued guidance related to financial instruments - overall recognition and measurement of financial assets and financial liabilities. The guidance enhances the reporting model for financial instruments, which includes amendments to address aspects of recognition, measurement, presentation and disclosure. The update to the standard is effective for public companies for interim and annual periods beginning after December 15, 2017. Accordingly, the standard is effective for the Company on July 1, 2018. The Company is currently evaluating the impact that the standard will have on the consolidated financial statements.

In February 2016, the FASB issued new guidance on leases. This guidance replaces the prior lease accounting guidance in its entirety. The underlying principle of the new standard is the recognition of lease assets and lease liabilities by lessees for substantially all leases, with an exception for leases with terms of less than twelve months. The standard also requires additional quantitative and qualitative disclosures. The guidance is effective for interim and annual reporting periods beginning after December 15, 2018, and early adoption is permitted. The standard requires a modified retrospective approach, which includes several optional practical expedients. Accordingly, the standard is effective for the Company on July 1, 2019. The Company is currently evaluating the impact that this guidance will have on the consolidated financial statements.

In August 2016, the FASB issued new guidance on how certain cash receipts and cash payments are presented and classified in the statement of cash flows. The standard is effective for the Company beginning July 1, 2018. Early adoption is permitted. We do not expect the adoption of this guidance to have a material impact on the consolidated financial statements.

(3)	Fair Value Measurements

A fair value hierarchy has been established that requires the Company to maximize the use of observable inputs, where available, and minimize the use of unobservable inputs when measuring fair value. The fair value hierarchy describes three levels of inputs that may be used to measure fair value:

Level 1	Quoted prices in active markets for identical assets or liabilities.

Level 2

Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The following table sets forth the financial assets and liabilities that were measured at fair value on a recurring basis at December 31, 2017 and June 30, 2017, by level within the fair value hierarchy. The assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

The Company’s short-term investments as of June 30, 2017 have been classified as Level 2, which have been initially valued at the transaction price and subsequently revalued, at the end of each reporting period, utilizing a third party pricing service. The pricing service utilizes industry standard valuation models and observable market inputs to determine value that include surveying the bond dealer community, obtaining benchmark quotes, incorporating relevant trade data, and updating spreads daily. There have been no transfers of assets or liabilities between the fair value measurement classifications.

		Quoted Prices in	Significant
		Active Markets	Other	Significant
(in millions)		for Identical Assets	Observable Inputs	Unobservable Inputs
December 31, 2017	Total	(Level 1)	(Level 2)	(Level 3)
Cash equivalents	$18.7	$7.0	$11.7	$—
Short-term investments available-for-sale	—	—	—	—
Total	$18.7	$7.0	$11.7	$—

(in millions)		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
June 30, 2017	Total	(Level 1)	(Level 2)	(Level 3)
Cash equivalents	$10.9	$5.9	$5.0	$—
Short-term investments available-for-sale	20.9	—	20.9	—
Total	$31.8	$5.9	$25.9	$—

Cash equivalents consist primarily of money market funds, corporate notes and commercial paper with original maturities of 90 or fewer days when purchased. Short-term investments consist of certificates of deposit, corporate securities, U.S. Treasury securities and U.S. agency securities, classified as available-for-sale and have maturities less than 365 days from the date of acquisition.

The following table shows the unrealized gains and losses and fair values for those investments as of December 31, 2017 and June 30, 2017 aggregated by major security type:

(in millions)		Unrealized	Unrealized
December 31, 2017	At Cost	Gains	(Losses)	At Fair Value
Money market funds	$7.0	$-	$-	$7.0
Corporate notes	6.5	-	-	6.5
Commercial paper	5.2	-	-	5.2
Total	$18.7	$-	$-	$18.7

(in millions)		Unrealized	Unrealized
June 30, 2017	At Cost	Gains	(Losses)	At Fair Value
Money market funds	$5.9	$—	$—	$5.9
Commercial paper	8.5	—	—	8.5
Corporate notes	17.4	—	—	17.4
Total	$31.8	$—	$—	$31.8

As of December 31, 2017 and June 30, 2017, the Company had investments in an unrealized gain (loss) position below material disclosure thresholds in the table above. The Company determined that the unrealized gains and losses on these investments were temporary in nature and expected the security to mature at its stated maturity principal. All available-for-sale securities held at December 31, 2017, will mature in less than one year. The fair value of cash, accounts receivable, accounts payable and accrued liabilities approximate their carrying value because of the short-term nature of these financial instruments at December 31, 2017 and June 30, 2017, respectively. The fair value of the Company’s short-term note payable, which is measured using Level 2 inputs, approximates book value, at December 31, 2017 and June 30, 2017.

(4)    Accrued and Other Current Liabilities

Accrued expenses consist of the following (in millions):

	December 31, 2017	June 30, 2017

Professional fees	$0.7	$0.4
Salary and benefits	1.3	0.4
Research and development expenses	0.5	1.8
Other accrued expenses	-	0.3
Total accrued expenses and other liabilities	$2.5	$2.9

(5)     Liabilities Related to Sale of Future Royalties

In April 2016, the Company sold certain royalty rights related to the approved product Inavir®, sold by Daiichi Sankyo Company, Limited (“Daiichi Sankyo”) in the Japanese market, for $20 million to HealthCare Royalty Partners III, L.P. (“HCRP”). Under the relevant accounting guidance, due to a limit on the amount of royalties that HCRP can earn under the arrangement, this transaction was accounted for as a liability that will be amortized using the interest method over the life of the arrangement. The Company has no obligation to pay any amounts to HCRP other than to pass through to HCRP its share of royalties as they are received from Daiichi Sankyo. In order to record the amortization of the liability, the Company is required to estimate the total amount of future royalty payments to be received under the License Agreement with Daiichi Sankyo and the payments that will be passed through to HCRP over the life of the agreement. The sum of the pass through amounts less the net proceeds received will be recorded as non-cash interest expense over the life of the liability. Consequently, the Company imputes interest on the unamortized portion of the liability and records non-cash interest expense using an estimated effective interest rate. The Company will periodically assess the expected royalty payments, and to the extent such payments are greater or less than the initial estimate, the Company will adjust the amortization of the liability and interest rate. As a result of this accounting, even though the Company does not retain HCRP’s share of the royalties, it will continue to record non-cash revenue related to those royalties until the amount of the associated liability and related interest is fully amortized.

The following table shows the activity within the liability account during the six months ended December 31, 2017:

in millions
Total Liability related to sale of future royalties, June 30, 2017	$16.7
Non-cash royalty revenue paid to HCRP	(0.3)
Non-cash interest expense recognized	0.8
Total Liability related to sale of future royalties, December 31, 2017	$17.2

(6)   Net Loss per share

Basic and diluted net loss per share has been computed based on net loss and the weighted-average number of common shares outstanding during the applicable period. For diluted net loss per share, common stock equivalents (shares of common stock issuable upon the exercise of stock options and unvested restricted stock units) are excluded from the calculation as their inclusion would be anti-dilutive. The Company has excluded all anti-dilutive share-based awards to purchase common stock in periods indicating a loss, as their effect is anti-dilutive.

The following tables set forth the computation of historical basic and diluted net loss per share.

	Three Months Ended December 31,
	2017	2016

Net loss (in millions)	$(3.4)	$(9.1)
Weighted-average shares outstanding	38,649,237	38,640,487
Dilutive effect of restricted stock and stock options	-	-
Shares used to compute diluted earnings per share	38,649,237	38,640,487
Basic net loss per share	$(0.09)	$(0.24)
Diluted net loss per share	$(0.09)	$(0.24)
Number of anti-dilutive share-based awards excluded from computation	6,898,629	5,645,543

	Six Months Ended December 31,
	2017	2016

Net loss (in millions)	$(8.7)	$(19.1)
Weighted-average shares outstanding	38,649,237	38,640,487
Dilutive effect of restricted stock and stock options	-	-
Shares used to compute diluted earnings per share	38,649,237	38,640,487
Basic net loss per share	$(0.23)	$(0.49)
Diluted net loss per share	$(0.23)	$(0.49)
Number of anti-dilutive share-based awards excluded from computation	6,898,629	5,645,543

(7)	Licenses, Royalty Collaborative and Contractual Arrangements

Royalty agreements

The Company entered into a royalty-bearing research and license agreement with GlaxoSmithKline (“GSK”) in 1990 for the development and commercialization of zanamivir, a neuraminidase inhibitor marketed by GSK as Relenza® to treat influenza. Under the terms of the agreement, the Company licensed zanamivir to GSK on an exclusive, worldwide basis. Most of the Company’s Relenza® patents have expired and the only substantial remaining intellectual property related to the Relenza® patent portfolio is scheduled to expire in July 2019 in Japan. Until that patent expires, the Company will receive a 7% royalty on GSK’s annual net sales of Relenza® in Japan.

The Company also generates royalty revenue from the sale of Inavir® (laninamivir octanoate or LANI) in Japan, pursuant to a collaboration and license agreement and a related commercialization agreement (collectively, the “Inavir® License Agreement”) with Daiichi Sankyo. Under the Inavir® License Agreement, the Company currently receives a 4% royalty on net sales of Inavir® in Japan and is eligible to earn sales milestone payments. Under the Inavir® License Agreement, the Company and Daiichi Sankyo have cross-licensed the world-wide rights to develop and commercialize the related intellectual property, and have agreed to share equally in any royalties, license fees, or milestone or other payments received from any third party licenses outside of Japan. The patent relating to hydrates and the crystalline form of LANI used in Inavir® expires in 2021 (not including extensions) in the U.S. and EU and in 2024 in Japan. In February 2015, a patent containing claims relevant to the manufacture of Inavir® was issued in Japan and expires in December 2029.

In April 2016, the Company entered into a Royalty Interest Acquisition Agreement (“Agreement”) with HCRP. Under the Agreement, HCRP made a $20 million cash payment to the Company in consideration for acquiring from the Company certain royalty rights (“Royalty Rights”) related to Inavir® in the Japanese market.

The following tables summarize the key components of the Company’s revenues (in millions):

	Three Months Ended December 31,
	2017	2016
	(in millions)
Royalty revenue - Relenza®	$-	$1.5
Non-cash royalty revenue related to the sale of future royalties	2.7	2.3
Total revenue	$2.7	$3.8

	Six Months Ended December 31,
	2017	2016
	(in millions)
Royalty revenue - Relenza®	$-	$1.6
Non-cash royalty revenue related to the sale of future royalties	2.8	2.3
Total revenue	$2.8	$3.9

Relenza revenue declined to zero in the three and six months ended December 31, 2017 from $1.5 million in the same periods of the prior fiscal year due to the cessation of royalties on U.S. sales at the end of 2016 and the unfavorable impact of a returns adjustment in the current quarter.

Collaborative and contract arrangements

In July 2016, the Company entered into an exclusive, worldwide license for RSV replication inhibitors intellectual property with Georgia State University Research Foundation (“GSURF”) in exchange for an upfront fee, future milestone payments and royalties on future net sales of any products that utilize the underlying RSV intellectual property. The Company has an obligation to make a minimum payment of $10,000 to GSURF annually until the license agreement expires or is terminated. The Company also entered into a two year sponsored research agreement with GSURF for annual sponsored research payments.

(8)	Income Taxes

On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”). The Tax Act significantly revises the future ongoing U.S. corporate income tax by, among other things, lowering U. S. corporate income tax rates and implementing a territorial tax system. Since the Company is a calendar year tax filer, the lower corporate income tax rate will be effective beginning January 1, 2018.

Based upon the provisions of the Tax Act, the Company’s deferred tax assets and liabilities will be remeasured to incorporate the lower corporate tax rate of 21% into its tax provision; however, since the Company maintains a full valuation allowance, there is no net impact to income tax expense reported in the Company’s financial statements for the periods presented as the provisional valuation allowance will be adjusted accordingly. At this time, the Company is still evaluating the impact of this remeasurement.

There are also certain transitional impacts of the Tax Act. As part of the transition to the new territorial tax system, the Tax Act imposes a one-time repatriation tax on deemed repatriation of historical earnings and profits (“E&P”) of foreign subsidiaries. Due to the complexity of this calculation and the information required to complete such a calculation, the Company is still reviewing its E&P from our foreign subsidiaries in connection with the one-time transition tax.

The Company is also currently analyzing its global working capital and cash requirements and the potential tax liabilities attributable to a repatriation, including calculating any excess of the amount for financial reporting over the tax basis in its foreign subsidiaries, but has yet to determine whether it plans to change its prior assertion and repatriate earnings.  Accordingly, the Company has not recorded any deferred taxes attributable to its investments in its foreign subsidiaries. The Company will record the tax effects of any change in its prior assertion in the period that it completes its analysis and are able to make a reasonable estimate, and disclose any unrecognized deferred tax liability for temporary differences related to its foreign investments, if practicable.

The changes included in the Tax Act are broad and complex. The final transition impacts of the Tax Act may affect our financial statements and/or disclosures, possibly materially, due to, among other things, changes in interpretations of the Tax Act, any legislative action to address questions that arise because of the Tax Act, any changes in accounting standards for income taxes or related interpretations in response to the Tax Act. The Securities Exchange Commission has issued rules that would allow for a measurement period of up to one year after the enactment date of the Tax Act to finalize the recording of the related tax impacts.

ITEM 2:   Management’s Discussion and Analysis of Financial Condition and Results of Operations

FORWARD LOOKING STATEMENTS

This Quarterly Report on Form 10-Q contains forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In most cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “project,” “predict,” “forecast,” “potential,” “likely” or “possible”, as well as the negative of such expressions, and similar expressions intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements relating to:

●	our expectations as to when top-line safety and efficacy data for BTA074 (teslexivir) are expected;
●	our anticipation that we will generally incur net losses from operations in the future due to our intention to continue to support the preclinical and clinical development of our product candidates;
●	our future financing requirements, the factors that may influence the timing and amount of those requirements and our ability to fund them;
●	the number of months that our current cash, cash equivalents, investments and anticipated future proceeds from existing royalty-bearing licenses will allow us to operate; and
●	the expected post-Merger share ownership split between Vaxart and Aviragen stockholders and anticipated timing of the closing of the Merger.

Various important factors could cause actual results, performance, events or achievements to materially differ from those expressed or implied by forward-looking statements, including the U.S. Food and Drug Administration (“FDA”) or a similar regulatory body in another country, a data safety monitoring board, or an institutional review board delaying, limiting, suspending or terminating any of the Company’s clinical development programs at any time for a lack of safety, efficacy, tolerability, anti-viral activity, commercial viability, regulatory or manufacturing issues, or any other reason whatsoever; the Company's ability to secure, manage and retain qualified third-party clinical research, preclinical research, data management and contract manufacturing organizations upon which it relies to assist in the design, development, implementation and execution of the clinical and preclinical development of all its product candidates; and these third-party organizations fulfilling their contractual obligations on a timely and satisfactory basis; the safety or efficacy data from planned or ongoing future preclinical and clinical studies of any of its product candidates not supporting the clinical development of that product candidate; the successful enrollment of the requisite number of study participants on a timely basis; the Company’s ability to comply with applicable government regulations in various countries and regions in which we are conducting, or expect to conduct, clinical trials; the Company’s ability to retain and recruit sufficient staff, including key executive management and employees, to manage our business; the Company’s ability to maintain, protect or defend its proprietary rights from unauthorized use by others, or not infringe on the intellectual property rights of others; our ability to successfully manage our expenses, operating results and financial position in line with our plans and expectations; the condition of the financial equity and debt markets and our ability to raise sufficient funding in such markets; changes in the general economic business or competitive conditions in the industry or with respect to our product candidates; potential employee resignations on short notice; provisions in certificate of incorporation, bylaws and laws of Delaware containing provisions that could delay or discourage a change in control of the Company; the Company’s obtaining the requisite stockholder approval and other conditions to the Merger being satisfied; and other cautionary statements contained elsewhere in this Quarterly Report on Form 10-Q and in the Company’s Annual Report on Form 10-K for the year ended June 30, 2017, as filed with the U.S. Securities and Exchange Commission on September 1, 2017.

There may be events in the future that we are unable to predict accurately, or over which we have no control. You should completely read this Form 10-Q and the documents that we reference herein that have been filed or incorporated by reference as exhibits and with the understanding that our actual future results may be materially different from what we expect. Our business, financial condition, results of operations, and prospects may change. We may not update these forward-looking statements, even though our situation may change in the future, unless we have an obligation under the federal securities laws to update and disclose material developments related to previously disclosed information. We qualify all of the information presented in this Form 10-Q, and particularly our forward-looking statements, by these cautionary statements.

Aviragen is a registered trademark of Aviragen Therapeutics Inc., Relenza® is a registered trademark of GlaxoSmithKline plc, and Inavir® is a registered trademark of Daiichi Sankyo Company, Ltd.

References to “we,” “us,” and “our” refer to Aviragen Therapeutics, Inc. and its subsidiaries.

The following is a discussion and analysis of the major factors contributing to our results of operations for the three and six months ended December 31, 2017, and our financial condition at that date, and should be read in conjunction with the financial statements and the notes thereto included in Part I, Item 1 of this Quarterly Report on Form 10-Q.

Company Overview

We are focused on the discovery and development of direct-acting antivirals to treat infections that have limited therapeutic options and affect a significant number of patients globally. The Company has three Phase 2 clinical stage compounds: BTA074 (teslexivir), an antiviral treatment for condyloma caused by human papillomavirus types 6 & 11; vapendavir, a capsid inhibitor for the prevention or treatment of rhinovirus (“RV”) upper respiratory infections; and BTA585 (enzaplatovir), a fusion protein inhibitor in development for the treatment of respiratory syncytial virus infections.

Although several of our influenza product candidates have been successfully developed and commercialized to date by other larger pharmaceutical companies under license, collaboration or commercialization agreements with us, we have not independently developed or received regulatory approval for any product candidate, and we do not currently have any sales, marketing or commercial capabilities. Therefore, it is possible that we may not derive any significant product revenues from any product candidates that we are developing now, or may develop in the future. We expect to incur losses for the foreseeable future as we intend to support the clinical and preclinical development of our product candidates.

On October 30, 2017, the Company announced that it had entered into the Merger Agreement pursuant to which Vaxart, a privately-held clinical-stage company focused on developing oral recombinant vaccines from its proprietary delivery platform, would become a wholly-owned subsidiary of the Company. This transaction marks the culmination of the Company’s Strategic Review process which was initiated in April. The Merger will result in a clinical-stage pharmaceutical company focused on developing Vaxart’s oral recombinant vaccines and our direct-acting antivirals to treat infections that have limited therapeutic options. We believe Vaxart’s oral tablet vaccines have the potential to be major products in the worldwide vaccine market.

The exchange ratio in the merger agreement was determined by Vaxart assigning $60,000,000 in value to Aviragen for its financial and clinical assets, and $90,000,000 in value for its own assets. On a pro forma basis after giving effect to the number of shares of Aviragen common stock that will be issued to Vaxart security holders in the Merger and assuming no adjustments for cash balances as provided for in the Merger Agreement, current Vaxart security holders will own approximately 60% of the combined company and current Aviragen security holders will own approximately 40% of the combined company. The transaction has been approved by the boards of directors of both companies. The Merger is expected to close in February 2018, subject to the approval of the stockholders of each company as well as other customary conditions.

At the end of the quarter, a small group of dissident stockholders, who call themselves the Concerned Aviragen Shareholders (“CAS”) Group, launched a proxy contest against the proposed merger with Vaxart and are seeking an opportunity to nominate individuals for election to the Company’s Board at our upcoming Annual Meeting.  We continue to believe the proposed merger with Vaxart is the best possible strategic alternative, and together, Aviragen and Vaxart will have the potential to create meaningful value for stockholders.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Management’s Discussion and Analysis of Results of Operations discusses our financial results, which (except to the extent described in the Notes thereto) have been presented in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). The preparation of financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

We base our estimates and judgments on historical experience, current economic and industry conditions, and various other factors that we believe to be reasonable under the circumstances. This forms the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We believe there have been no changes to our critical accounting policies that require significant judgment and estimates as discussed in detail in our 2017 annual 10-K filing:

•	Use of estimates
•	Revenue recognition
•	Accrued expenses
•	Share-based compensation

For a description of recent accounting policies and the impact on our financial statements, refer to Note 2 in the condensed consolidated financial statements.

Results of Operations for the Three months ended December 31, 2017 and December 31, 2016

Summary. For the three months ended December 31, 2017, we reported a net loss of $3.4 million, as compared to a net loss of $9.1 million in the same period of the prior fiscal year. Basic and diluted net loss per share was $0.09 for the three month period ended December 31, 2017, as compared to a basic and diluted net loss per share of $0.24 in the same period of 2016. The following commentary provides details underlying changes from last year in the major line items of our statement of operations:

Revenue. Revenue decreased to $2.7 million for the three month periods ended December 31, 2017, as compared to $3.8 million in the same period in 2016, mostly due to a decrease in our Relenza royalties. Relenza revenue declined to zero in the three months ended December 31, 2017 from $1.5 million in the same period of the prior fiscal year due to the cessation of royalties on U.S. sales at the end of 2016 and the unfavorable impact of a returns adjustment in the current quarter. The following table summarizes the key components of our revenue for the three months ended December 31, 2017 and 2016:

	Three Months Ended December 31,
	2017	2016
	(in millions)
Royalty revenue - Relenza®	$-	$1.5
Non-cash royalty revenue related to the sale of future royalties	2.7	2.3
Total revenue	$2.7	$3.8

Research and Development Expense. Research and development expense decreased to $2.5 million for the three months ended December 31, 2017 from $10.2 million for the same period in 2016. The following table summarizes the components of our research and development expense for the three months ended December 31, 2017 and 2016.

	Three Months Ended December 31,
	(in millions)
	2017	2016

Direct preclinical, clinical and product development expenses	$1.4	$9.0
Salaries, severance and share-based compensation expenses	1.1	1.1
Depreciation and facility related expenses	-	0.1
Total research and development expense	$2.5	$10.2

Direct preclinical, clinical and product development expense decreased largely due to reduced clinical trial activity and manufacturing costs, as two of our three Phase 2 clinical trials came to a close at the end of the prior fiscal year. Salaries, severance and share-based compensation expenses did not change as compared to the same period in 2016, as decreases due to reductions in personnel in the last quarter of the prior fiscal year were offset by severance expense for employees terminated in the current quarter.

General and Administrative Expense. General and administrative expense increased to $3.1 million for the three months ended December 31, 2017 from $2.1 million for the same period in 2016, largely due to legal and professional fees related to the proposed merger with Vaxart announced in October 2017 and severance due to a reduction in personnel. The following table summarizes the components of our general and administrative expense for the three months ended December 31, 2017 and 2016.

	Three Months Ended December 31,
	(in millions)
	2017	2016

Salaries, benefits and share-based compensation expenses	$1.2	$1.1
Professional and legal fees expenses	1.4	0.4
Other expenses	0.5	0.6
Total general and administrative expense	$3.1	$2.1

Foreign Exchange Loss (Gain), net. The impact of foreign exchange changed from a loss of $0.1 million in December 31, 2016 to no gain or loss for three months ended December 31, 2017. The positive impact on foreign exchange on our statement of operations was due to fluctuations in foreign currency exchange rates versus the U.S. dollar, largely related to the British Pound and Australian dollar. The vast majority of our cash holdings are held in the U.S. dollar. We re-measure all of our foreign assets and liabilities at the period-end exchange rate and the net effect of these translation adjustments is shown as a foreign currency loss or gain.

Results of Operations for the Six months ended December 31, 2017 and December 31, 2016

Summary. For the six months ended December 31, 2017, we reported a net loss of $8.7 million, as compared to a net loss of $19.1 million in the same period of the prior fiscal year. Basic and diluted net loss per share was $0.23 for the six month period ended December 31, 2017, as compared to a basic and diluted net loss per share of $0.49 in the same period of 2016. The following commentary provides details underlying changes from last year in the major line items of our statement of operations:

Revenue. Revenue decreased to $2.8 million for the six month periods ended December 31, 2017, as compared to $3.9 million in the same period in 2016, mostly due to a decrease in our Relenza royalties. Relenza revenue declined to zero in the six months ended December 31, 2017 from $1.6 million in the same period of the prior fiscal year due to the cessation of royalties on U.S. sales at the end of 2016 and the unfavorable impact of a returns adjustment in the current year. The following table summarizes the key components of our revenue for the six months ended December 31, 2017 and 2016:

	Six Months Ended December 31,
	2017	2016
	(in millions)
Royalty revenue - Relenza®	$-	$1.6
Non-cash royalty revenue related to the sale of future royalties	2.8	2.3
Total revenue	$2.8	$3.9

Research and Development Expense. Research and development expense decreased to $5.3 million for the six months ended December 31, 2017 from $17.8 million for the same period in 2016. The following table summarizes the components of our research and development expense for the six months ended December 31, 2017 and 2016.

	Six Months Ended December 31,
	(in millions)
	2017	2016

Direct preclinical, clinical and product development expenses	$3.3	$15.4
Salaries, severance and share-based compensation expenses	1.9	2.2
Depreciation and facility related expenses	0.1	0.2
Total research and development expense	$5.3	$17.8

Direct preclinical, clinical and product development expense decreased largely due to reduced clinical trial activity and manufacturing costs, as two of our three Phase 2 clinical trials came to a close at the end of the prior fiscal year. Salaries, severance and share-based compensation expenses decreased compared to the same period in 2016 due to a reduction in personnel in the last quarter of the prior fiscal year, partially offset by severance expense for employees terminated in the current year.

General and Administrative Expense. General and administrative expense increased to $5.4 million for the six months ended December 31, 2017 from $4.3 million for the same period in 2016, largely due to legal and professional fees related to the proposed merger with Vaxart announced in October 2017 and severance due to a reduction in personnel. The following table summarizes the components of our general and administrative expense for the six months ended December 31, 2017 and 2016.

	Six Months Ended December 31,
	(in millions)
	2017	2016

Salaries, benefits and share-based compensation expenses	$2.3	$2.0
Professional and legal fees expenses	2.0	1.1
Other expenses	1.1	1.2
Total general and administrative expense	$5.4	$4.3

 LIQUIDITY AND CAPITAL RESOURCES

For the six months ended December 31, 2017, cash and cash equivalents increased by $11.7 million. This increase was primarily the result of the maturities of our short-term investments.

Net cash used by operating activities was $9.2 million for the six months ended December 31, 2017, which reflected our net loss during the period of $8.7 million, a net decrease in a net operating assets of $0.5 million and a decrease in operating liabilities of $0.1 million, partially offset by net non-cash adjustments of $1.1 million. Non-cash adjustments consist of $2.7 million in non-cash royalty income, net of withholding taxes, partially offset by $0.8 million in non-cash interest expense and $0.8 million in share-based compensation expense.

Our net loss resulted largely from our funding of research and development activities including conducting the CT4 clinical trial for BTA074 (teslexivir), as well as ongoing general and administrative expenses including legal and professional fees related to the proposed merger with Vaxart. The net changes in operating assets and liabilities primarily reflects a $0.1 million decrease in accounts payable and accrued expense due to reduced clinical trial activity, offset by a $0.2 million decrease in prepaid expenses, also due to reduced clinical trial activity and a $0.3 million decrease in cash receivables primarily related to receipt of a research and development tax credit.

Net cash provided by investing activities during the six months ended December 31, 2017 consisted of the maturity of $27.9 million of investments, partially offset by the purchase of $7.0 million of investments.

At December 31, 2017, our cash and cash equivalents totaled $29.4 million. Our cash and cash equivalents are currently held in the form of short-term deposits with large U.S. banks, commercial paper and highly-rated corporate securities.

Based on our current strategy and operating plan, and considering the potential costs associated with advancing the preclinical and clinical development of our product candidates, we believe that our existing cash and cash equivalents of approximately $29.4 million as of December 31, 2017, along with the anticipated proceeds from existing royalty-bearing licenses will enable us to operate for a period of at least 12 months from the date of this report.

We have an ATM facility in place, which may allow us to quickly access the equity capital markets if we think it is prudent to do so and if market conditions allow. However, we currently do not have any commitments for future funding, nor do we anticipate that we will generate significant revenue, aside from revenue from existing royalty-bearing arrangements.

Contractual and Commercial Commitments

There have been no material changes from the information included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2017.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements, as defined in Item 303(a)(4) (ii) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

ITEM 3:  Quantitative and Qualitative Disclosures about Market Risk

There has been no material change in our assessment of sensitivity to market risk since our presentation set forth in Item 7A “Quantitative and Qualitative Disclosures about Market Risk” in the our Annual Report on Form 10-K for the fiscal year ended June 30, 2017.

ITEM 4:  Controls and Procedures

 Evaluation of Disclosure Controls and Procedures

Our management, including our Chief Executive Officer and Chief Financial Officer, evaluated the effectiveness of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended) as of the end of the period covered by this report. Based on that evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures were effective as of the end of the period covered by this report.

Changes in Internal Controls over Financial Reporting

There has been no change in our internal control over financial reporting during the quarter ended December 31, 2017 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

PART II – OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS

The Company is involved in various legal proceedings that are incidental to the conduct of its business. The Company is not involved in any pending or threatened legal proceedings that it believes could reasonably be expected to have a material adverse effect on its financial condition or results of operations.

ITEM 1A. RISK FACTORS

Any investment in our business involves a high degree of risk. Before making an investment decision, you should carefully consider the information we include in this Quarterly Report on Form 10-Q, including our condensed consolidated financial statements and accompanying notes, and the additional information in the other reports we file with the Securities and Exchange Commission along with the risks described in our Annual Report on Form 10-K for the fiscal year ended June 30, 2017. The Company is also subject to the risk factors set forth under the captions “Risks Related to the Merger,” “Risks Related to Aviragen” and “Risks Related to the Combined Company” in the Prospectus that is part of the Registration Statement on Form S-4 (File No. 333-222009), as amended, filed with the Securities and Exchange Commission by the Company and declared effective on December 29, 2017. We have also described below those risks that reflect substantive changes from, or additions to, the risks described in our Annual Report on Form 10-K and Form S-4, as amended, referred to above. These risks may result in material harm to our business and our financial condition and results of operations. In this event, the market price of our common stock may decline and you could lose part or all of your investment.

We may be subject to the actions of activist shareholders.

We have been the subject of increased activity by activist shareholders, including Digirad Corporation, East Hill Management Company, LLC, Thomas M. Clay, and certain other investors (collectively, the “Activist Group”). Responding to shareholder activism can be costly and time-consuming, disrupt our operations and divert the attention of management and our employees. Activist campaigns, including the Activist Group’s ongoing campaign against our proposed transaction with Vaxart and the Activist Group’s notice of its intention to nominate a competing director slate for election at our annual stockholder meeting scheduled for April 11, 2018, can create uncertainties as to our future direction, strategy and leadership and may result in the loss of potential business opportunities and cause our stock price to experience periods of volatility. Moreover, if individuals are elected to our board of directors with a specific agenda, our ability to effectively and timely implement our current initiatives, retain and attract experienced executives and employees and execute on our current business strategy may be adversely affected.

ITEM 2. UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS

None.

ITEM 3. DEFAULTS UPON SENIOR SECURITIES

Not applicable.

ITEM 4. MINE SAFETY DISCLOSURE

Not applicable.

ITEM 5. OTHER INFORMATION

None.

ITEM 6.  EXHIBITS

The exhibits to this report are listed in the Exhibit Index, which is incorporated into this Item 6 by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Aviragen Therapeutics, Inc.

Date: February 6, 2018	By:	/s/ Joseph M. Patti
Joseph M. Patti Chief Executive Officer (Principal Executive Officer)

	By:	/s/ Mark P. Colonnese
Mark P. Colonnese Executive Vice President and Chief Financial Officer (Principal Financial Officer)

EXHIBIT INDEX

		Filed	Incorporation by Reference
Exhibit Number	Exhibit Title	with this Form 10-Q	Form	File No.	Date Filed

2.1	Agreement and Plan of Merger and Reorganization, dated October 27, 2017, by and among Aviragen Therapeutics, Inc., Vaxart, Inc. and Agora Merger Sub, Inc.		8-K	001-35285 171160761	10-30-2017

2.2	Form of Support Agreement, by and between Aviragen Therapeutics, Inc., Agora Merger Sub, Inc., Vaxart, Inc. and certain of Vaxart, Inc.’s directors, officers and stockholders.		8-K	001-35285 171160761	10-30-2017

2.3	Form of Support Agreement, by and between Aviragen Therapeutics, Inc., Agora Merger Sub, Inc., Vaxart, Inc. and Aviragen Therapeutics, Inc.’s directors and officers.		8-K	001-35285 171160761	10-30-2017

31.1*	Certification of Principal Executive Officer Required Under Rule 13a-14(a) and 15d-14(a) of the Securities Exchange Act of 1934, as amended	X

31.2*	Certification of Principal Financial Officer Required Under Rule 13a-14(a) and 15d-14(a) of the Securities Exchange Act of 1934, as amended	X

32.1*	Certification of Principal Executive Officer and Principal Financial Officer Required Under Rule 13a-14(b) of the Securities Exchange Act of 1934, as amended, and 18 U.S.C. §1350	X

101

The following financial information from the Aviragen Therapeutics, Inc. Quarterly Report on Form 10-Q for the period ended December 31, 2017 formatted in Extensible Business Reporting Language (XBRL): (i) the Condensed Consolidated Balance Sheets, (ii) the Condensed Consolidated Statements of Operations for the Three months, (iii) the Condensed Statements of Stockholders’ Equity, (iv) Condensed Consolidated Statements of Cash Flows, and (v) Notes to Condensed Consolidated Financial Statements

X

*      This certification is being furnished solely to accompany this quarterly report pursuant to 18 U.S.C. Section 1350, and is not being filed for purposes of Section 18 of the Securities Exchange Act of 1934 and is not to be incorporated by reference into any filing of Aviragen Therapeutics, Inc., whether made before or after the date hereof, regardless of any general incorporation language in such filing.